Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

May 17, 2006

VCG Holding Corp Reports First Quarter 2006 Earnings Up 183.1% Over First Quarter 2005

DENVER—(BUSINESS WIRE)—May 17, 2006—VCG Holding Corp. (AMEX: PTT),

On May 15, 2006, VCG Holding Corp. (VCG), a leading consolidator and operator of adult nightclubs, filed its 10-QSB for the quarter ended March 31, 2006. Total revenue for the quarter ended March 31, 2006 was $4.2 million, a 4% increase over the first quarter of 2005. For the quarter ended March 31, 2006, the Company reported net income of $385,270 or $0.05 per share as compared to $129,079 or $0.02 for the first quarter of 2005. Income from operations increased to $740,863, resulting in a 61.3% increase for the three months ended March 31, 2006 as compared to $459,192 for the same period of 2005. Net operating cash flow, defined as income from operations plus depreciation and amortization, increased to $958,958 for the quarter ended March 31, 2006 versus $681,581 for the first quarter of 2005, an increase of over 40%.

Revenues from the Company’s owned nightclubs include revenues from the sale of alcoholic beverages, food and merchandise, and service revenues, which include the fees entertainers pay to be allowed to perform at the nightclubs, fees the Company charges for admission to our clubs, ATM fees and other ancillary revenues. Those revenues increased from $3,093,737 for the three months ended March 31, 2005 to $3,107,616 for the three months ended March 31, 2006, resulting in a same store revenue increase of .4%. Other revenues, which are comprised principally of the management fees for the management of the clubs that we do not own, increased by $4,626.

During the first quarter ended March 31, 2006, the Company reported a net income to common shareholders of $146,960 or a net income per share applicable to the common shareholder of $0.02 compared to the same quarter 2005 net loss to common shareholder of $(341,888) or a net loss per share applicable to the common shareholder of $(0.04). The increase of $0.06 per share to the common shareholders is the result of a number of factors relating to budgeting procedures that we implemented in late 2004. In addition, we had reduced professional fees in 2006 as compared as a result of no professional fees related to new acquisitions and no legal fees related to the preparation of the amended 10-KSB.

As of March 31, 2006, the Company had cash and cash equivalents of $619,000, investments of $324,000, total debt and capitalized leases of $14.3 million and preferred stock of $7.9 million.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “We have continued to execute upon our operating strategy as evidenced by our increase in both net income and operating cash flow. Same store sales continued to increase as our net income has continued to increase at a faster pace than revenue quarter over quarter due to our continued work at refining our operating costs. We are continually assessing our balance sheet and developing strategies to strengthen it for long term growth. We plan to continue to execute upon our two prong growth strategy to increase shareholder value as follows: acquire two nightclubs per year within our existing markets or in other desirable locations at a purchase price of less than five times cash flow and successfully manage and improve our clubs to maintain same store growth and increase profitability.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs, one upscale dance lounge and operates seven other adult nightclubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2005, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal L. Ocello, President

Donald W. Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone:	303.934.2424
Facsimile:	303.922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com
mocello@vcgh.com